CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 20 to the Registration Statement (Form N-1A, No. 333-15205) of Munder Series Trust II, and to the incorporation by reference of our report dated August 12, 2005 on Munder Healthcare Fund (a portfolio constituting Munder Series Trust II), included in the Annual Reports to Shareholder for the fiscal year ended June 30, 2005.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 26, 2005